Exhibit 99.1


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United  Dominion
R E A L T Y      T R U S T                                     NEWS RELEASE
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FOR IMMEDIATE RELEASE

RICHMOND, VIRGINIA

OCTOBER 1, 1996


           UNITED DOMINION REALTY TRUST AND SOUTH WEST PROPERTY TRUST
                            ANNOUNCE MERGER AGREEMENT

United Dominion Realty Trust, Inc. (NYSE: UDR) and South West Property Trust Inc. (NYSE: SWP) today announced the execution of a definitive Agreement pursuant to which South West would be merged into United Dominion. The merger which was approved unanimously by both Boards of Directors will combine South West's 14,975 apartment homes (including its development portfolio), 80% of which are in Texas, with United Dominion's 41,004 apartment homes in the Southeast.

Following the merger, United Dominion, with 55,979 apartment homes in 210 communities, will be the largest REIT developer, owner and manager of apartments in the southeastern and southwestern United States.

Based upon the closing stock price of United Dominion on September 30, 1996, shareholders of South West would receive approximately $312 million of United Dominion common stock.

Under the terms of the Agreement, each share of South West will be exchanged for
1.0833 shares of United Dominion provided that United Dominion's average closing price during the pricing period is $13 7/8 or higher. If the average closing price is less than $13 7/8, then the exchange ratio will be adjusted upwards to provide a $15 value for each South West share. This exchange ratio assures South West shareholders that their current dividend rate will not be reduced. United Dominion is not required to offer more than 1.1215 shares, and South West is not required to accept less than $15 per share in value. The Agreement is subject to completion of due diligence by both parties, regulatory approval and approval by both companies' shareholders.

The merger has been structured as a tax-free transaction and will be treated as a purchase for accounting purposes. The merger is expected to be effective at the close of business on December 31, 1996.

Three of South West's executive officers, John S. Schneider, Chairman and Chief Executive Officer, Robert F. Sherman, President and Chief Operating Officer and David L. Johnston, Executive Vice President and Chief Investment Officer will join United Dominion as executive officers. Mr. Schneider, along with Mark J. Sandler, Robert W. Scharar and Ira T. Wender, (currently Directors of South
West) will join United Dominion's Board of Directors.

John Schneider, South West's CEO, stated that the merged companies span the southeastern and southwestern United States, two of the most vibrant growth areas of the country. They bring together United Dominion's extensive acquisition expertise and South West's proven development capabilities. The combined Company, with over two billion dollars in assets, should also have greater access to lower cost capital. Consequently, South West's management believes that this merger creates a unique opportunity for its shareholders to participate in the consolidation and growth of the REIT industry.


Mr. Schneider further stated that United Dominion and South West have each been in the apartment business since 1973, and the combination will bring together one of the strongest and most experienced management teams in the industry. In addition, the merger should provide opportunities to realize significant administrative cost savings which are expected to have a positive effect on shareholder value.

John McCann, United Dominion's CEO, stated that the merger provides several important strategic and operational benefits for United Dominion:

              The apartment sector is rapidly consolidating, permitting dominant companies to realize enhanced access to capital from a variety of sources at lower cost. We have participated in this consolidation in a substantial way in the private transaction sector since 1991. This major transaction is our initial participation in the consolidation of public companies. We are very excited about what this merger does for the Company, its shareholders and our future.

              The  merger  should  be  accretive   immediately   to  funds  from
              operations per share.

              More than $300 million will be added to our equity market capitalization which should provide increased liquidity in our common stock. The addition of South West's more than $500 million of apartment homes should provide economies of scale in our overall operations.

              About 80% of South West's apartments are located in Texas. This represents a logical expansion of our geography and gives us instant critical size in Dallas, a long-term growth market.

              South West has developed successfully in multiple markets in both the southeast and southwest. They bring to us an enhanced development capability, knowledge of the southwest markets and management depth.

              The expanded geography and greater development capabilities will provide more investment opportunities for us to consider and should result in increased returns on new investments.



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                   For additional information, please contact:

                                 John P. McCann
                     President and Chief Executive Officer

                                  James Dolphin
                Senior Vice President and Chief Financial Officer

                                Francine Farquhar
                            Investor Services Manager
                              Phone: (804) 780-2691
                           E-Mail: udrt@ix.netcom.com














         10 SOUTH SIXTH STREET, SUITE 203, RICHMOND, VIRGINIA 23219-3802
                         804-780-2691 FAX: 804-343-1912